Exhibit 23.3

                       Consent of Independent Accountants

The Board of Directors

Henry's Marketplace, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-______) of Wild Oats Markets, Inc. of our report dated February 5, 1999, relating to the balance sheet of Henry's Marketplace, Inc. as of December 27, 1998, and the related statements of earnings, stockholders' equity, and cash flows for the fifty-two weeks then ended, which report appears in the January 1, 2000, annual report on Form 10-K of Wild Oats Markets, Inc., the Form 8-K of Wild Oats Markets, Inc. dated February 28, 2000, and the Form 8-K/A of Wild Oats Markets, Inc. dated February 28, 2000.


                         KPMG LLP

San Diego, California
May 30, 2000